Exhibit 99
First Acceptance Corporation Reports Operating Results for the Second Quarter and Six Months Ended December 31, 2010
NASHVILLE, TN, February 7, 2011 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the second quarter and six months ended December 31, 2010 of its fiscal year ending June 30, 2011.
Operating Results
     Revenues for the three months ended December 31, 2010 were $51.7 million, compared with $53.8 million for the same period in fiscal year 2010. Loss before income taxes for the three months ended December 31, 2010 was $2.0 million, compared with income before income taxes of $1.6 million in the same period in fiscal year 2010. Net loss for the three months ended December 31, 2010 was $2.1 million, or $0.04 per share on a diluted basis, compared with net income of $1.5 million, or $0.03 per share on a diluted basis, for the same period in fiscal year 2010.
     Revenues for the six months ended December 31, 2010 were $104.8 million, compared with $111.1 million for the same period in fiscal year 2010. Loss before income taxes for the six months ended December 31, 2010 was $1.5 million, compared with income before income taxes of $4.4 million in the same period in fiscal year 2010. Net loss for the six months ended December 31, 2010 was $1.7 million, or $0.04 per share on a diluted basis, compared with net income of $4.2 million, or $0.09 per share on a diluted basis, for the same period in fiscal year 2010.
     Premiums earned for the three months ended December 31, 2010 were $42.5 million, compared with $45.2 million for the same period in fiscal year 2010. Premiums earned for the six months ended December 31, 2010 were $86.5 million, compared with $93.7 million for the same period in fiscal year 2010. The declines in premiums earned were primarily due to a decline in the number of policies in force (“PIF”) from 147,090 at December 31, 2009 to 144,582 at December 31, 2010, which was impacted by the closure of underperforming stores. At December 31, 2010, we operated 393 stores, compared with 409 stores at December 31, 2009. Premiums earned were also negatively impacted by an increase in the percentage of PIF with liability-only coverage, as well as a decline in newly-issued PIF at December 31, 2010 compared with the same date in the prior year. The number of PIF sold through our open stores increased from 139,453 at December 31, 2009 to 140,547 at December 31, 2010.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 78.4 percent for the three months ended December 31, 2010, compared with 66.1 percent for the three months ended December 31, 2009. The loss and loss adjustment expense ratio was 75.6 percent for the six months ended December 31, 2010 compared with 67.3 percent for the six months ended December 31, 2009. We experienced unfavorable development related to prior periods of $3.1 million for the three months ended December 31, 2010, compared with favorable development of $2.4 million for the three months ended December 31, 2009. For the six months ended December 31, 2010, we experienced unfavorable development related to prior periods of $1.0 million, compared with favorable development of $6.1 million for the six months ended December 31, 2009. The unfavorable development for the three and six months ended December

31, 2010 was primarily due to higher than anticipated paid severity on accidents occurring during the first six months of calendar year 2010. The higher than anticipated paid severity was primarily related to no-fault (or Personal Injury Protection) losses in Florida and Bodily Injury losses in Florida and Georgia.
     Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the three months ended December 31, 2010 and 2009 were 71.1 percent and 71.4 percent, respectively. Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the six months ended December 31, 2010 and 2009 were 74.5 percent and 73.8 percent, respectively. The increase for the six months ended December 31, 2010 compared with the same period in the prior year was due to higher loss adjustment expense resulting from (i) the increase in the percentage of claims related to liability-only coverage policies and (ii) increased investigative efforts with regards to no-fault claims in Florida.
     We are in the process of implementing a new multivariate pricing program in all states in which we conduct business. We believe that this new pricing program will provide us with greater pricing segmentation and improve our pricing relative to the risk we are insuring. In connection with this new pricing program and specific to the states mentioned above, we filed new rates in Florida, which became effective in November 2010, and in Georgia, which are currently awaiting regulatory approval.
     Expense Ratio. The expense ratio decreased from 28.2 percent for the three months ended December 31, 2009 to 26.6 percent for the same period in the current fiscal year. The expense ratio decreased from 27.1 percent for the six months ended December 31, 2009 to 26.1 percent for the same period in the current fiscal year. The year-over-year decreases in the expense ratio were primarily due to the reduction in fixed costs and savings realized from the closure of underperforming stores.
     Combined Ratio. The combined ratio was 105.0 percent for the three months ended December 31, 2010, compared with 94.3 percent for the same period in fiscal year 2010. The combined ratio was 101.7 percent for the six months ended December 31, 2010, compared with 94.4 percent for the same period in fiscal year 2010.
About First Acceptance Corporation
     Our primary focus is the selling, servicing and underwriting of non-standard personal automobile insurance products underwritten by us as well as certain commissionable ancillary products, primarily through employee-agents. In certain states, our employee-agents also sell other complementary insurance products underwritten by us. At December 31, 2010, we leased and operated 393 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors”

in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Premiums earned	$42,520	$45,199	$86,454	$93,666
Commission and fee income	7,065	6,966	14,341	13,920
Investment income	2,124	2,033	4,261	3,946
Net realized losses on investments, available-for-sale	(32)	(423)	(256)	(445)

	51,677	53,775	104,800	111,087

Costs and expenses:
Losses and loss adjustment expenses	33,338	29,871	65,395	63,024
Insurance operating expenses	18,393	19,711	36,901	39,281
Other operating expenses	291	750	678	1,023
Litigation settlement	(5)	102	(5)	(279)
Stock-based compensation	173	272	365	655
Depreciation and amortization	465	500	941	964
Interest expense	991	992	1,982	1,981

	53,646	52,198	106,257	106,649

Income (loss) before income taxes	(1,969)	1,577	(1,457)	4,438

Provision for income taxes	121	102	241	203

Net income (loss)	$(2,090)	$1,475	$(1,698)	$4,235

Net income (loss) per share:
Basic and diluted	$(0.04)	$0.03	$(0.04)	$0.09

Number of shares used to calculate net income (loss) per share:
Basic	48,138	47,960	48,087	47,919

Diluted	48,138	48,387	48,087	48,348

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)

	December 31,	June 30,
	2010	2010
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $181,097 and $187,907, respectively)	$190,022	$196,550
Cash and cash equivalents	29,078	26,184
Premiums and fees receivable, net of allowance of $369 and $418	39,469	41,276
Other assets	8,938	8,733
Property and equipment, net	2,860	3,524
Deferred acquisition costs	3,641	3,623
Goodwill	70,092	70,092
Identifiable intangible assets	6,360	6,360

TOTAL ASSETS	$350,460	$356,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$70,295	$73,198
Unearned premiums and fees	49,566	52,563
Debentures payable	41,240	41,240
Other liabilities	13,189	12,151

Total liabilities	174,290	179,152

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 48,532 and 48,509 shares issued and outstanding, respectively	485	485
Additional paid-in capital	466,227	465,831
Accumulated other comprehensive income	8,925	8,643
Accumulated deficit	(299,467)	(297,769)

Total stockholders’ equity	176,170	177,190

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$350,460	$356,342

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
PREMIUMS EARNED BY STATE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Premiums earned:
Georgia	$9,343	$9,960	$18,934	$20,861
Illinois	5,774	6,075	11,580	12,406
Texas	5,708	5,714	11,617	11,626
Florida	4,628	4,933	9,446	10,194
Alabama	4,126	4,709	8,513	9,918
Ohio	3,265	2,909	6,490	5,862
Tennessee	2,582	2,855	5,295	5,958
South Carolina	2,351	2,727	4,851	5,866
Pennsylvania	2,302	2,610	4,719	5,429
Indiana	1,121	1,211	2,265	2,433
Missouri	684	782	1,422	1,609
Mississippi	636	714	1,322	1,504

Total premiums earned	$42,520	$45,199	$86,454	$93,666

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Loss and loss adjustment expense	78.4%	66.1%	75.6%	67.3%
Expense	26.6%	28.2%	26.1%	27.1%

Combined	105.0%	94.3%	101.7%	94.4%

POLICIES IN FORCE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Policies in force — beginning of period	150,175	152,866	154,655	158,222
Net decrease during period	(5,593)	(5,776)	(10,073)	(11,132)

Policies in force — end of period	144,582	147,090	144,582	147,090

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
POLICIES IN FORCE (continued)
     The following tables present total policies in force (“PIF”) for the insurance operations segregated by policies that were sold through our open and closed retail locations as well as our independent agents. For our retail locations, PIF are further segregated by (i) newly-issued policies and renewal policies and (ii) liability-only or full coverage. Renewal policies are defined as those policies which renewed after completing their full uninterrupted policy term. Newly-issued policies are defined as those policies issued to first-time customers and customers who have reinstated a lapsed or cancelled policy. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states. For comparative purposes, the PIF data with respect to closed retail locations for each of the periods presented below includes all retail locations closed as of December 31, 2010.

	December 31,
	2010	2009
Retail locations:
Open retail locations:
New	63,020	63,775
Renewal	77,527	75,678

	140,547	139,453

Closed retail locations:
New	197	2,201
Renewal	1,985	3,143

	2,182	5,344

Independent agents	1,853	2,293

Total policies in force	144,582	147,090

	December 31,
	2010	2009
Retail locations:
Open retail locations:
Liability-only	85,577	82,730
Full coverage	54,970	56,723

	140,547	139,453

Closed retail locations:
Liability-only	1,255	3,263
Full coverage	927	2,081

	2,182	5,344

Independent agents	1,853	2,293

Total policies in force	144,582	147,090

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Retail locations — beginning of period	393	415	394	418
Opened	1	—	1	—
Closed	(1)	(6)	(2)	(9)
Retail locations — end of period	393	409	393	409

RETAIL LOCATIONS BY STATE

	December 31,		September 30,		June 30,
	2010	2009	2010	2009	2010	2009
Alabama	25	25	25	25	25	25
Florida	31	34	31	36	31	39
Georgia	60	61	60	61	60	61
Illinois	73	76	74	78	74	78
Indiana	17	18	17	18	17	18
Mississippi	8	8	8	8	8	8
Missouri	12	12	12	12	12	12
Ohio	27	27	27	27	27	27
Pennsylvania	16	17	16	17	16	17
South Carolina	26	27	26	27	26	27
Tennessee	20	19	19	20	19	20
Texas	78	85	78	86	79	86

Total	393	409	393	415	394	418

SOURCE: First Acceptance Corporation
INVESTOR RELATIONS CONTACT:
Michael J. Bodayle
615.844.2885